                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                  SCHEDULE TO
           Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                    of the Securities Exchange Act of 1934
                            ----------------------
                            FORT JAMES CORPORATION
                      (Name of Subject Company (Issuer))

                           FENRES ACQUISITION CORP.
                          GEORGIA-PACIFIC CORPORATION
                                   (Offeror)
   (Names of Filing Persons (identifying status as offeror, issuer or other person))

                    Common Stock, Par Value $0.10 Per Share
                          Including Associated Rights
                        (Title of Class of Securities)

                                  347471 10 4
                     (CUSIP Number of Class of Securities)

                             James F. Kelley, Esq.
                          Georgia-Pacific Corporation
                          133 Peachtree Street, N.E.
                            Atlanta, Georgia  30303
                                (404) 652-4000
 (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                and Communications on Behalf of filing persons)
                            ----------------------
                                   Copy to:
                          Creighton O'M. Condon, Esq.
                              Shearman & Sterling
                             599 Lexington Avenue
                           New York, New York 10022
                                (212) 848-4000

                           CALCULATION OF FILING FEE

============================================================================================
                       Transaction Valuation*                         Amount of Filing Fee**
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

                            $6,707,443,777                                   $1,341,489
============================================================================================

* Estimated solely for purposes of calculating the registration fee pursuant to Rules 0-11(d) and 0-11 (a) (4) under the Securities Exchange Act of 1934, based on the product of (i) $31.09, the average of the high and low sales prices of Fort James Corporation common stock on the New York Stock Exchange on October 11, 2000 and (ii) 215,742,804, representing the aggregate number of shares of Fort James Corporation common stock outstanding at the close of business on September 29, 2000 plus the maximum number of securities convertible into shares of Fort James Corporation common stock.
**  Calculated as 1/50 of 1% of the transaction value.
[X] Check the box if any part of the fee is offset as provided by Rule 0-
    11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    Amount Previously Paid: $182,540   Filing Party: Georgia-Pacific Corporation
    Form or Registration No.: S-4      Date Filed: August 18, 2000
    Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
    Check the appropriate boxes to designate any transactions to which the statement relates:
[X] third-party tender offer subject to Rule 14d-1.
~   issuer tender offer subject to Rule 13e-4.
~   going-private transaction subject to Rule 13e-3.
~   amendment to Schedule 13D under Rule 13d-2.
    Check the following box if the filing is a final amendment reporting the results of the tender offer: ~

    This Tender Offer Statement on Schedule TO (this "Schedule TO") is filed by Georgia-Pacific Corporation, a Georgia corporation ("Parent"), and Fenres Acquisition Corp., a Virginia corporation ("Purchaser") and a wholly owned subsidiary of Parent. This Schedule TO relates to the offer by Purchaser to exchange for each outstanding share of common stock, par value $.10 per share (together with the associated rights to purchase preferred stock, the "Shares"), of Fort James Corporation, a Virginia corporation (the "Company"), $29.60 net to the seller in cash, without interest thereon, and .2644 shares of Georgia-Pacific Group common stock, par value $.80 per share (the "Parent Group Shares"), upon the terms and subject to the limitation and conditions set forth in the Prospectus dated October 13, 2000 (the "Prospectus") and in the related Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(1) and (a)(2) (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

    The information set forth in the Prospectus and the related Letter of Transmittal is incorporated herein by reference with respect to Items 1-9 and 11 of this Schedule TO. The Agreement and Plan of Merger, dated as of July 16, 2000, among Parent, Purchaser and the Company, a copy of which is attached as Exhibit (d) hereto, is incorporated herein by reference with respect to Items 5 and 11 of this Schedule TO.

Item 12.   MATERIAL TO BE FILED AS EXHIBITS.

(a)(1) Prospectus dated October 13, 2000 (incorporated by reference from Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(2)     Form of Letter of Transmittal (incorporated by reference to exhibit
           99.1 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(4) Form of Letter from Dealer Managers to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.3 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(5) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients (incorporated by reference to exhibit 99.4 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(6) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit
           99.5 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(7) Summary Advertisement as published in THE WALL STREET JOURNAL on October 13, 2000.

(a)(8) Press Release issued by Parent on July 17, 2000 (incorporated by reference to the filing by Parent on Form 425 on July 17, 2000).

(d) Agreement and Plan of Merger, dated as of July 16, 2000, among Parent, Purchaser and the Company (incorporated by reference to exhibit 2 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 13, 2000

                                         FENRES ACQUISITION CORP.

                                         By: /s/ James F. Kelley
                                            -----------------------------------
                                            Name:  James F. Kelley
                                            Title: Vice President and Secretary

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 13, 2000

                                         GEORGIA-PACIFIC CORPORATION

                                         By: /s/ James F. Kelley
                                            -------------------------------
                                            Name:  James F. Kelley
                                            Title  Executive Vice President
                                                   and General Counsel

                                 EXHIBIT INDEX

Exhibit
No.
(a)(1) Prospectus dated October 13, 2000 (incorporated by reference from Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(2)   Form of Letter of Transmittal (incorporated by reference to exhibit
         99.1 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(4) Form of Letter from Dealer Managers to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.3 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(5) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients (incorporated by reference to exhibit 99.4 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(6) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.5 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).

(a)(7) Summary Advertisement as published in THE WALL STREET JOURNAL on October 13, 2000.

(a)(8) Press Release issued by Parent on July 17, 2000 (incorporated by reference to the filing by Parent on Form 425 on July 17, 2000).

(d) Agreement and Plan of Merger, dated as of July 16, 2000, among Parent, Purchaser and the Company (incorporated by reference to exhibit 2 to Georgia-Pacific Corporation's Registration Statement on Form S-4 filed on October 12, 2000).